4th Quarter Fiscal 2022 Earnings Slide Deck Exhibit 99.2

Safe-Harbor Statement This presentation contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, financial results and planned financing. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Investors should understand that a number of factors (including but not limited to the lingering effects of the COVID-19 pandemic and related public health measures on plant operations, workforce availability, supply chain availability, and product demand) could cause future economic and industry conditions and the Company’s actual financial condition and results of operations to differ materially from management’s beliefs expressed in the forward-looking statements contained in this presentation. These factors include those outlined in the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, and investors are urged to review these factors when considering the forward-looking statements contained in this presentation. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For full financial statement information, please see the Company’s earnings release dated October 20, 2022.

Fourth Quarter Summary Revenues increased $36.5 million compared to prior year Irrigation increased $25.2 million Infrastructure increased $11.3 million Operating income increased $18.3 million compared to prior year Irrigation increased $13.6 million Infrastructure increased $5.7 million Corporate expense increased $1.0 million Primarily due to higher incentive compensation and travel expense compared to the prior year Amounts in millions, except per share amounts Revenue Operating Income (with operating margin) Diluted EPS +24% +206% +195%

Fiscal 2022 Summary Revenues increased $203.1 million compared to prior year Irrigation increased $194.5 million Infrastructure increased $8.6 million Operating income increased $40.5 million compared to prior year Irrigation increased $42.5 million Infrastructure decreased $1.8 million Corporate expense increased $0.2 million Amounts in millions, except per share amounts Revenue Operating Income (with operating margin) Diluted EPS +36% +53% +75%

Fourth Quarter and YTD Financial Summary

Current Market Factors August 2022 U.S. corn prices have increased 26 percent and soybean prices have increased 16 percent from a year ago. Agricultural commodity prices remained elevated due to lower yield expectations in the U.S. for the 2022 crop season and supply disruptions resulting from the Russia/Ukraine conflict, while demand for agricultural commodities remained stable. As of September 2022, the USDA projected net farm income to be $147.7 billion, an increase of 5.2 percent from 2021. A projected increase in cash receipts has been partially offset by a decrease in government support payments and higher cash expenses. If realized, projected 2022 net farm income would be at a record highest level since 2010. Drought and water scarcity issues in the U.S. and other parts of the world support the need for efficient irrigation Inflationary pressure on raw material and other input costs is moderating. Irrigation Infrastructure The Infrastructure Investment and Jobs Act (IIJA) was signed into law on November 15, 2021 and marked the largest infusion of federal investment into infrastructure projects in more than a decade. It includes a five-year reauthorization of the Fixing America’s Surface Transportation (FAST) Act. This legislation introduced $110 billion in incremental federal funding to repair roads, bridges, and support other transformational projects, which the Company anticipates will translate into higher demand for its transportation safety products. On March 10, 2022, the first allocations of the IIJA funds were approved with the signing of the 2022 omnibus appropriations bill. Cost inflation and constraints in availability of labor resources are impacting the timing and scope of certain construction projects.

Irrigation Segment – Fourth Quarter Summary North America revenue increased $26.5 million Increase primarily from higher unit sales volume and higher average selling prices Higher unit sales volumes resulted primarily from increased storm damage replacement demand Unit sales volume breakdown by category: Replacement 69%, Conversion 17%, Dryland 14% International revenue decreased $1.3 million Unfavorable foreign currency translation impact of $3.5 million Higher unit sales volume in most international markets, primarily led by Brazil and Europe Prior year included $17.0 million from Egypt project that did not repeat Operating income increased $13.6 million Higher unit sales volume Improved price realization Lower inflationary cost pressure Revenue North America International FY21 FY22 Amounts in millions -2% +129% +50% Operating Income (with operating margin)

Infrastructure Segment – Fourth Quarter Summary Total revenue increased $11.3 million Increase in Road Zipper System® sales revenue from barrier replacement project in Massachusetts $16.0 million delivered in the quarter Expect deliveries to continue in Q1 of fiscal 2023 Lower Road Zipper lease revenue due to timing of projects Slightly lower sales of road safety products Operating income increased $5.7 million Increased Road Zipper System sales Improved margin mix of revenues Revenue Amounts in millions +40% +97% Operating Income (with operating margin)

Innovation Leadership: Addressing Global Megatrends Capitalizing on global megatrends Key Trends Food Security Water Scarcity Land Availability Mobility Safety Reducing Emissions Labor Savings

Strong Commitment to Sustainable Practices Our mission is to provide solutions that conserve natural resources, enhance the quality of life for people, and expand our world’s potential. Investing in sustainable technologies Improving our operational footprint Empowering and protecting our people Engaging in our local communities Operating with integrity 1 2 3 4 5

Summary Balance Sheet and Liquidity As of August 31, 2022: Available liquidity of $166.5 million, with $116.5 million in cash, cash equivalents and marketable securities and $50.0 million available under revolving credit facility Total debt of $115.6 million, of which $115.7 million matures in 2030 A funded debt to EBITDA leverage ratio (as defined in our credit agreements) of 1.0 compared to a covenant limit of 3.0

Summary of Cash Flow FY21 capital expenditures include $8.5 million to exercise a purchase option for the land and buildings related to the Company’s manufacturing operation in Turkey

Capital Allocation – A Balanced Approach The Company’s prioritization for cash use: Working capital to support organic growth New product development Capital expenditures - expected to be $20-25 million in fiscal 2023 Acquisitions that align with strategic priorities Dividend payments Opportunistic share repurchases Allocation History Other includes debt repayments, net cash sources/uses from note receivables, net investment hedges, stock compensation and related tax benefits. Ending cash includes marketable securities.

Appendix

U.S. Net Farm Income and Net Cash Farm Income Inflation adjusted, 2001-22F 2001-20 average NCFI Note: F = forecast. Values are adjusted for inflation using the U.S. Bureau of Economic Analysis Gross Domestic Product Price Index (BEA API series code: A191RG) rebased to 2022 by USDA, Economic Research Service. Source: USDA, Economic Research Service, Farm Income and Wealth Statistics. Data as of September 1, 2022 $ billion (2022) 2001-20 average NFI

Commodity Prices Soybean Prices Source: Trading Economics Corn Prices

United States Drought Condition Source: US Drought Monitor, October 2022